SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                   FORM 8-A/A

                                 Amendment No. 4

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                NBT BANCORP INC.
  ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                      0-14703                    16-1268674
------------------------   -------------------------------     ---------------
(State of incorporation          Commission File No.          (I.R.S. Employer
    or organization)                                         Identification No.)


                 52 South Broad Street, Norwich, New York 13815
                 -----------------------------------------------
              (Address of principal executive offices and zip code)



Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                         Name of each exchange on which
   to be so registered                         each class is to be registered
   -------------------                         ------------------------------

            None                                        Not Applicable


Securities to be registered pursuant to Section 12(g) of the Act:

            Share Purchase Rights Pursuant to Stockholder Rights Plan
           -----------------------------------------------------------
                                (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On November 15, 1994, the Board of Directors of the Registrant declared a dividend distribution of one Right for each outstanding share of Registrant's common stock to stockholders of record at the close of business on November 15, 1994. See the Registrant's Form 8-A, dated November 29, 1994, Registrant's Form 8-A/A, Amendment No. 1, dated December 21, 1999, and Registrant's Form 8-A/A, Amendment No. 2, dated February 24, 2000, for a complete description of the Rights Agreement (the "Rights Agreement") between the Registrant and American Stock Transfer Trust Company, as Rights Agent (the "Rights Agent") , as amended as of December 16, 1999. Since adoption of the Rights Agreement, new certificates for the Registrant's common stock issued after November 15, 1994, contained a notation incorporating the Rights Agreement by reference.

         On April 19, 2000, the Registrant and BSB Bancorp, Inc. ("BSB") executed an Agreement and Plan of Merger (the "Merger Agreement") providing for, among other things, the merger of BSB with and into Registrant. In connection with the execution of the Merger Agreement, the Registrant executed an amendment (the "Amendment") to the Rights Agreement in order to amend the definition of "Acquiring Person" set forth in the Rights Agreement to provide that neither BSB nor any affiliated or associated party (collectively with BSB, the "BSB Parties") will be deemed to be an Acquiring Person by virtue of the fact that BSB is the Beneficial Owner (as defined in the Rights Agreement) solely of shares of Registrant common stock (i) of which any BSB Party is or becomes the Beneficial Owner by reason of the approval, execution or delivery of the Merger Agreement or the Stock Option Agreement, dated as of April 19, 2000, between the Registrant, as issuer, and BSB, as grantee (the "Stock Option Agreement"), or by reason of the consummation of any transaction contemplated in the Merger Agreement, the Stock Option Agreement or both, (ii) of which any BSB Party is the Beneficial Owner on April 19, 2000, (iii) acquired in satisfaction of debts contracted prior to April 19, 2000, in good faith in the ordinary course of such BSB Party's banking business, (iv) held by any BSB Party in a bona fide fiduciary or depository capacity or (v) owned in the ordinary course of business by either (A) an investment company registered under the Investment Company Act of 1940, as amended, or (B) an investment account, in either case for which any BSB Party acts as investment advisor.

         The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Registrant without conditioning the offer on a substantial number of Rights being acquired. However, the Rights should not interfere with any merger or other business combination approved by the Board of Directors. A copy of the Rights Agreement between the Registrant and the Rights Agent specifying the terms of the Rights is incorporated herein by reference. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

         ITEM 2.  EXHIBITS.

         2.1 Agreement and Plan of Merger, dated as of April 19, 2000, by and between NBT Bancorp Inc. and BSB Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Form 8-K, dated as of April 19, 2000, of NBT Bancorp Inc., File No. 0-14703).

         2.2 BSB Stock Option Agreement, dated April 19, 2000, by and between BSB Bancorp, Inc. as "Issuer" and NBT Bancorp Inc. as "Grantee" is part of the Agreement and Plan of Merger, which is filed as Exhibit 2.1 above.

         4.1 Rights Agreement, dated as of November 15, 1994, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Registrant's Form 8-A, dated November 25, 1994, File No. 0-14703).

         4.2 Amendment to Rights Agreement, dated as of December 16, 1999 between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (incorporated herein by reference to Exhibit 4.2 of the Registrant's Form 8-A/A, Amendment No. 1, dated December 21, 1999, File No. 0-14703).

         4.3 Second Amendment to Rights Agreement, dated as of April 19, 2000, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (filed herewith).

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     NBT BANCORP INC.

                                     By:
                                            Michael J. Chewens
                                            Executive Vice President and Chief
                                              Financial Officer

Date:    May 23, 2000

                                  EXHIBIT INDEX

         4.3 Second Amendment to Rights Agreement, dated as of April 19, 2000, between NBT Bancorp Inc. and American Stock Transfer Trust Company as Rights Agent (filed herewith).